SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2005

COLOR KINETICS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50798	04-3391805

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Milk Street, Suite 1100, Boston, Massachusetts 02108
(Address of principal executive offices) (Zip Code)

(617) 423-9999
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Ex-99.1 Press Release issued April 27, 2005

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 27, 2005, Color Kinetics Incorporated issued a press release announcing the appointments of George Mueller as Founder Chairman and William J. Sims as President and Chief Executive Officer, effective July 1, 2005. Mr. Mueller is currently Chairman and Chief Executive Officer, and Mr. Sims is currently President and Chief Operating Officer. The full text of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Sims has served as our President and Chief Operating Officer and as a member of our Board of Directors since September 2001. From 2000 to 2001, Mr. Sims served as President and Chief Executive Officer of e-SIM Inc.’s Live Manuals division. Mr. Sims earned a B.A. in biological sciences from California State University, Fullerton. Mr. Sims is 45.

In September 2001, we entered into a written agreement with Mr. Sims pursuant to which he would serve as our President and Chief Operating Officer at an initial monthly salary of $25,000. The agreement also makes Mr. Sims eligible to receive an annual bonus of $200,000 based upon his individual performance and our success at meeting our annual operating objectives and provides Mr. Sims a life insurance benefit in the amount of $500,000. Under the agreement, Mr. Sims is entitled to participate in any employee benefit plan that we may offer. We are entitled to terminate our employment of Mr. Sims at any time. Pursuant to the agreement, on April 25, 2002, we granted Mr. Sims an option under our 1998 plan to purchase 200,000 shares of our common stock at an exercise price of $3.50 per share.

In September 2001, we also entered into a severance agreement with Mr. Sims. Under this severance agreement, we are obligated to pay Mr. Sims severance payments in equal monthly installments for twelve months from the date of termination of his employment in an amount equal to his monthly base salary rate in effect immediately prior to the termination plus any COBRA premium payments, provided that Mr. Sims continues to satisfy all of his post-termination obligations, including any noncompetition, non-disclosure and non-solicitation obligations. We are obligated to make such severance payments only if Mr. Sims’s employment is terminated for any reason other than:

•	the death or disability of Mr. Sims;

•	for cause, which means any act of willful or gross insubordination, the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, the material breach of any term of the severance agreement or any agreement with us, the commission of any crime or any act of fraud or embezzlement or misappropriation of any of our money or other assets or property, the disregard of, or the failure to follow our rules or policies or the commission of any other action that injures us, the commission of acts that would generate adverse publicity toward us, the conviction of a felony and any attempt by Mr. Sims to secure any improper personal profit in connection with our business;

•	Mr. Sims resigns other than for good reason, which means our failure to cure a material breach by us of any agreement with Mr. Sims within thirty days of receiving written notice of such breach, any material reduction in Mr. Sims’s authority or assigned responsibilities and any material reduction in base salary or targeted annual bonus opportunity; or

•	we cease operations for over one week.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibit

     99.1 Press Release issued by Color Kinetics Incorporated on April 27, 2005 announcing executive transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLOR KINETICS INCORPORATED
Date: April 29, 2005	By:	/s/ David K. Johnson
David K. Johnson
Chief Financial Officer